Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION

REPORTS FIRST QUARTER 2013 RESULTS;

CFFO INCREASES 45% VERSUS PRIOR YEAR

DALLAS – (BUSINESS WIRE) – May 6, 2013 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the first quarter of 2013. Company highlights for the first quarter include:

Highlights

•	Adjusted Cash From Facility Operations (“CFFO”) increased 44.9% to $9.7 million, or $0.35 per share in the first quarter of 2013, an increase of $0.10 per share from the first quarter of 2012.

•	Adjusted EBITDAR increased 18.5% to $30.5 million in the first quarter of 2013, an increase of $4.8 million from the first quarter of 2012. EBITDAR margin was 35.3% in the first quarter of 2013.

•	Revenue increased 19.4% to $86.2 million in the first quarter of 2013, an increase of $14.0 million from the first quarter of 2012.

•	Average monthly rent for the consolidated communities increased 2.7% to $3,022 per occupied unit in the first quarter of 2013, an increase of $80 per occupied unit from the first quarter of 2012.

•

Same-community occupancies increased 70 basis points from the first quarter of 2012. Same-community operating income increased by 6.4% compared to the comparable quarter of the prior year. Same-community revenue grew by 3.1% and same-community expenses increased by 0.9%, with margins improving by 100 basis points.

•	The Company completed the acquisition of a senior living community for a purchase price of approximately $6.7 million.

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“We are very pleased to report continued strong results for the first quarter, which is typically a challenging period,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Excellent expense management has yielded significant growth in net operating income despite the effects of normal seasonality and an active and prolonged flu season. First quarter same-community occupancies increased 70 basis points from the comparable quarter of the prior year and CFFO grew by approximately 45%. Recent trends indicate solid growth in occupancy in the second quarter. Our robust pipeline allows us to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We differentiate Capital Senior Living as the value leader in providing quality seniors housing and care at reasonable prices. We are well positioned to make meaningful gains in shareholder value as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply, and an improving economy and housing market.”

Recent Investment Activity

•	The Company completed the acquisition of a senior living community in Nebraska for a purchase price of approximately $6.7 million. Highlights of this transaction include:

•	Additional CFFO of $0.3 million, or $0.01 per share.

•	Incremental earnings of $0.2 million, or $0.01 per share.

•	Increases annual revenue by $2.6 million.

•	Average occupancy 91%.

•	Average monthly rents are approximately $3,500.

•	This community was financed with approximately $4.0 million of 10-year fixed rate debt that is non-recourse to the Company with an interest rate of 4.66%.

•

The Company is conducting due diligence on additional transactions consisting of high-quality senior living communities in regions with extensive existing operations. Subject to completion of due diligence and customary closing conditions, the Company has acquisitions in the pipeline that are expected to close in the second and third quarters of the year.

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Financial Results

For the first quarter of 2013, the Company reported revenue of $86.2 million, compared to revenue of $72.2 million in the first quarter of 2012. Resident and healthcare revenue increased from the first quarter of the prior year by approximately $13.8 million, or 19.4%, largely as a result of acquiring 12 communities since the first quarter of 2012. The number of consolidated communities increased from 87 in the first quarter of 2012 to 99 in the first quarter of 2013.

Average monthly rent for the consolidated communities was $3,022 per occupied unit in the first quarter of 2013, an increase of $80, or 2.7%, over the first quarter of 2012. Financial occupancy of the consolidated portfolio averaged 86.7% in the first quarter of 2013, 100 basis points higher than the first quarter of 2012.

As a percentage of resident and healthcare revenue, operating expenses were 59.1% in the first quarter of 2013, compared to 59.8% in the first quarter of 2012, an improvement of 70 basis points. Operating expenses for the first quarter of 2013 were $50.1 million, an increase of $7.6 million from the first quarter of 2012, primarily due to 12 additional communities now being consolidated.

General and administrative expenses as a percentage of revenues under management were 5.1% for the quarter, excluding transaction costs of approximately $0.4 million. Expenses this quarter were impacted by an abnormally high level of medical claims. The Company is self-insured for the costs of employee and dependent medical benefits and purchases stop-loss protection on an individual and aggregate basis. This self-insurance program significantly reduces the Company’s health insurance costs. Occasionally, expenses are higher than average in a particular quarter as a few claims approach stop-loss insurance thresholds. Health care costs in the first quarter of 2013 exceeded the first quarter of 2012 by approximately $0.5 million.

Adjusted EBITDAR for the first quarter of 2013 was approximately $30.5 million, an increase of $4.8 million, or 18.5% from the first quarter of 2012. Adjusted EBITDAR margin was 35.3% for the period.

Adjusted net income for the first quarter of 2013 was $1.8 million, or $0.07 per share, excluding non-recurring or non-economic items reconciled on the final page of this release. This equals adjusted net income of $0.07 per share in the first quarter of 2012.

Adjusted CFFO was $9.7 million or $0.35 per share in the first quarter of 2013. Adjusted CFFO exceeded the first quarter of 2012 by $3.0 million, or $0.10 per share. In the fourth quarter of 2012, the Company initiated a tax consulting engagement to assist in reviewing the classification of costs incurred for the purchase of owned assets and improvements to its leased portfolio. The purpose of this study was to determine which costs may qualify for shorter depreciable lives for federal income tax purposes.

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Approximately $0.09 per share of CFFO was realized in the fourth quarter of 2012, with an additional $0.20 per share of CFFO anticipated to be realized in 2013. The CFFO in 2013 is expected to result from tax savings of $5.5 million that will be recognized as nearly $15.0 million of taxable income is offset by this additional depreciation, of which the Company realized a benefit of approximately $0.6 million, or $0.02 per share, in the first quarter of 2013.

Operating Activities

At communities under management, excluding one community that had a recent conversion, same-community revenue in the first quarter of 2013 increased 3.1% versus the first quarter of 2012. Same-community expenses increased 0.9% and net operating income increased 6.4% from the first quarter of the prior year.

Same-community occupancies were 70 basis points higher than the first quarter of 2012 and 80 basis points lower than the fourth quarter of 2012. Average rents were 2.1% higher than the first quarter of 2012 and 0.6% higher than last quarter. While the first quarter is typically a challenging period, positive trends in the second quarter indicate that occupancies are improving quickly.

Capital expenditures for the first quarter of 2013 were approximately $2.1 million, representing $1.1 million of investment spending and $1.0 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures equaled approximately $400 per unit.

Balance Sheet

The Company ended the first quarter of 2013 with $27.9 million of cash and cash equivalents, including restricted cash. As of March 31, 2013, the Company financed its 49 owned communities with mortgages totaling $364.0 million at fixed interest rates averaging 5.2%. During the first quarter, the Company refinanced a bridge loan associated with a 2012 acquisition with permanent financing. The Company has no mortgage maturities before the third quarter of 2015.

Q1 2013 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s first quarter 2013 financial results. The call will be held on Tuesday, May 7, 2013 at 11:00 a.m. Eastern Time. The call-in number is 913-312-0653, confirmation code 6058447. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 7, 2013 at 2:00 p.m. Eastern Time, until May 16, 2013 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 6058447. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning May 8, 2013.

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About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. Its communities emphasize a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. During the first quarter of 2013, the Company operated 102 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 13,700 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted EBITDAR margin, Adjusted CFFO, Adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,723	$18,737
Restricted cash	10,185	10,179
Accounts receivable, net	7,723	5,229
Accounts receivable from affiliates	393	753
Federal and state income taxes receivable	4,465	3,901
Deferred taxes	1,496	1,443
Property tax and insurance deposits	8,883	11,442
Prepaid expenses and other	2,466	4,758

Total current assets	53,334	56,442
Property and equipment, net	529,124	527,159
Deferred taxes	9,472	9,350
Investments in unconsolidated joint ventures	1,035	1,074
Other assets, net	37,842	42,917

Total assets	$630,807	$636,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,095	$6,978
Accounts payable to affiliates	—	2
Accrued expenses	22,965	24,445
Current portion of notes payable	7,881	20,230
Current portion of deferred income	7,706	8,193
Current portion of capital lease and financing obligations	828	766
Customer deposits	1,543	1,540

Total current liabilities	43,018	62,154
Deferred income	19,407	19,990
Capital lease and financing obligations, net of current portion	41,941	42,146
Other long-term liabilities	1,659	1,692
Notes payable, net of current portion	356,649	342,366
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 28,646 and 28,218 in 2013 and 2012, respectively	290	286
Additional paid-in capital	139,478	137,867
Retained earnings	29,299	31,375
Treasury stock, at cost – 350 shares	(934)	(934)

Total shareholders’ equity	168,133	168,594

Total liabilities and shareholders’ equity	$630,807	$636,942

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues:
Resident and health care revenue	$84,775	$70,998
Affiliated management services revenue	185	154
Community reimbursement revenue	1,265	1,068

Total revenues	86,225	72,220
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	50,120	42,486
General and administrative expenses	4,922	3,777
Facility lease expense	14,270	13,495
Stock-based compensation expense	996	645
Depreciation and amortization expense	11,889	6,706
Community reimbursement expense	1,265	1,068

Total expenses	83,462	68,177

Income from operations	2,763	4,043
Other income (expense):
Interest income	104	26
Interest expense	(5,684)	(3,544)
Gain on disposition of assets, net	1	2
Equity in earnings (losses) of unconsolidated joint ventures, net	3	(137)
Other income (expense)	12	—

(Loss) Income before benefit (provision) for income taxes	(2,801)	390
Benefit (Provision) for income taxes	725	(247)

Net (loss) income	$(2,076)	$143

Per share data:
Basic net (loss) income per share	$(0.07)	$0.01

Diluted net (loss) income per share	$(0.07)	$0.01

Weighted average shares outstanding — basic	27,584	27,262

Weighted average shares outstanding — diluted	27,584	27,314

Comprehensive (loss) income	$(2,076)	$143

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2013	2012
Operating Activities
Net (loss) income	$(2,076)	$143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,889	6,706
Amortization of deferred financing charges	365	106
Amortization of deferred lease costs and lease intangibles	325	91
Deferred income	(1,070)	(747)
Deferred income taxes	(175)	(221)
Loss (Gain) on disposition of assets, net	(1)	(2)
Equity in (earnings) losses of unconsolidated joint ventures, net	(3)	137
Provision for bad debts	20	189
Stock based compensation expense	996	645
Changes in operating assets and liabilities:
Accounts receivable	(2,514)	142
Accounts receivable from affiliates	360	97
Property tax and insurance deposits	2,559	2,413
Prepaid expenses and other	2,292	246
Other assets	(493)	345
Accounts payable	(4,885)	(822)
Accrued expenses	(1,480)	(1,562)
Federal and state income taxes receivable	(564)	504
Customer deposits	3	(28)

Net cash provided by operating activities	5,548	8,382
Investing Activities
Capital expenditures	(2,135)	(2,272)
Cash paid for acquisitions	(6,741)	(56,395)
Proceeds from disposition of assets	—	19
Contributions to joint ventures	—	(132)
Distributions from joint ventures	42	15

Net cash used in investing activities	(8,834)	(58,765)
Financing Activities
Proceeds from notes payable	16,381	48,571
Repayments of notes payable	(14,447)	(2,236)
Increase in restricted cash	(6)	(9)
Cash payments for capital lease obligations	(143)	(15)
Cash proceeds from the issuance of common stock	1,271	16
Excess tax benefits on stock options exercised	(652)	230
Deferred financing charges paid	(132)	(743)

Net cash provided by financing activities	2,272	45,814

Decrease in cash and cash equivalents	(1,014)	(4,569)
Cash and cash equivalents at beginning of period	18,737	22,283

Cash and cash equivalents at end of period	$17,723	$17,714

Supplemental Disclosures
Cash paid during the period for:
Interest	$5,150	$3,400

Income taxes	$23	$105

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Capital Senior Living Corporation

Supplemental Information

	Communities		Resident Capacity		Units
	Q1 13	Q1 12	Q1 13	Q1 12	Q1 13	Q1 12
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	49	38	6,744	5,451	5,580	4,155
Leased	50	49	6,298	6,318	5,209	5,218
Joint Venture communities (equity method)	3	3	674	674	443	440

Total	102	90	13,716	12,443	11,232	9,813
Independent living			7,185	6,877	5,895	5,596
Assisted living			5,816	4,851	4,720	3,600
Continuing Care Retirement Communities			715	715	617	617

Total			13,716	12,443	11,232	9,813
II. Percentage of Operating Portfolio
Consolidated communities
Owned	48.0%	42.2%	49.2%	43.8%	49.7%	42.3%
Leased	49.0%	54.5%	45.9%	50.8%	46.4%	53.2%
Joint venture communities (equity method)	3.0%	3.3%	4.9%	5.4%	3.9%	4.5%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			52.4%	55.3%	52.5%	57.0%
Assisted living			42.4%	39.0%	42.0%	36.7%
Continuing Care Retirement Communities			5.2%	5.7%	5.5%	6.3%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information

Selected Operating Results	Q1 13	Q1 12
I. Owned communities
Number of communities	49	38
Resident capacity	6,744	5,451
Unit capacity	5,580	4,155
Financial occupancy (1)	86.9%	87.9%
Revenue (in millions)	40.7	27.5
Operating expenses (in millions) (2)	23.9	15.1
Operating margin	41%	45%
Average monthly rent	2,799	2,507
II. Leased communities
Number of communities	50	49
Resident capacity	6,298	6,318
Unit capacity	5,209	5,218
Financial occupancy (1)	86.4%	83.9%
Revenue (in millions)	44.1	43.4
Operating expenses (in millions) (2)	21.7	23.4
Operating margin	51%	46%
Average monthly rent	3,263	3,306
III. Consolidated communities
Number of communities	99	87
Resident capacity	13,042	11,769
Unit capacity	10,789	9,373
Financial occupancy (1)	86.7%	85.7%
Revenue (in millions)	84.8	70.9
Operating expenses (in millions) (2)	45.5	38.5
Operating margin	46%	46%
Average monthly rent	3,022	2,942
IV. Communities under management
Number of communities	102	90
Resident capacity	13,716	12,443
Unit capacity	11,232	9,813
Financial occupancy (1)	86.4%	85.0%
Revenue (in millions)	88.5	74.0
Operating expenses (in millions) (2)	47.7	40.4
Operating margin	46%	45%
Average monthly rent	3,038	2,958
V. Same Store communities under management (Excludes 1 community with a conversion)
Number of communities	83	83
Resident capacity	11,598	11,598
Unit capacity	9,601	9,593
Financial occupancy (1)	85.8%	85.1%
Revenue (in millions)	74.7	72.4
Operating expenses (in millions) (2)	39.9	39.4
Operating margin	47%	46%
Average monthly rent	3,020	2,957
VI. General and Administrative expenses as a percent of Total Revenues under Management
First Quarter (3)	5.1%	4.5%
VII. Consolidated Debt Information (in thousands, except for interest rates) (Excludes insurance premium and auto financing)
Total fixed rate debt	363,956	276,600
Weighted average interest rate	5.24%	5.60%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance, property taxes, and casualty losses.
(3)	Excludes transaction costs incurred by the Company during the quarter.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Adjusted EBITDAR
Net income from operations	$2,763	$4,043
Depreciation and amortization expense	11,889	6,706
Stock-based compensation expense	996	645
Facility lease expense	14,270	13,495
Provision for bad debts	20	189
Casualty losses	88	173
Transaction costs	424	440

Adjusted EBITDAR	$30,450	$25,691

Adjusted EBITDAR Margin
Adjusted EBITDAR	$30,450	$25,691
Total revenues	86,225	72,220

Adjusted EBITDAR margin	35.3%	35.6%

Adjusted net income and net income per share
Net income	$(2,076)	$143
Casualty losses, net of tax	55	109
Transaction costs, net of tax	267	277
Resident lease amortization, net of tax	3,602	1,349
Gain on disposition of assets, net of tax	(1)	(1)

Adjusted net income	$1,847	$1,877

Adjusted net income per share	$0.07	$0.07

Diluted shares outstanding	27,584	27,314
Adjusted CFFO and Adjusted CFFO per share
Net cash provided by operating activities	$5,548	$8,382
Changes in operating assets and liabilities	4,722	(1,335)
Recurring capital expenditures	(948)	(797)
Casualty losses, net of tax	55	109
Transaction costs	424	440
Tax impact of Spring Meadows Transaction	(106)	(106)

Adjusted CFFO	$9,695	$6,693

Adjusted CFFO per share	$0.35	$0.25

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